Exhibit 2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERTO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

WARRANT TO PURCHASE ORDINARY SHARES

P.V. Nano Cell Ltd., an Israeli Company (the "Company") hereby grants to GTRIMG Investments Ltd. (the "Holder"), the right to purchase from the Company the number of Ordinary Shares of the Company, nominal value NIS 0.01 (the “Ordinary Shares”) calculated as described below, subject to the terms and conditions set forth below, at any time on or before the expiration of the Term (as defined below). This Warrant is one of a series of warrants (collectively with this Warrant, the "Warrants") issued or to be issued by the Company pursuant to that certain Convertible Loan Agreement (the “CLA”), dated October 10, 2018, among the Company and the Holder.

Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the CLA.

1.	Number of Ordinary Shares Available for Purchase.
This Warrant may be exercised to purchase such number of Company's Ordinary Shares not to exceed a number that is equal to US$5 million divided by the exercise price per each Ordinary Share is as set forth in Section 2 below (the “Warrant Shares”). This Warrant will enter into effect only following the transfer to the Company by the Holder of the Principal Loan Amount pursuant to the terms of the CLA ("Effective Date").

2.	Exercise Price
The exercise price for each Warrant Share purchasable hereunder shall be calculated as follows, but in no event shall fall below US$0.17 (the “Exercise Price”):

"EP" – shall mean the Exercise Price

"EPR" – shall mean the Exercise Price Ratio

"Closing NAV" – shall mean the Total Shareholders' Equity, as recorded in the most recent audited financial statements of the Company reported by the Company prior to the Closing Date (as defined in the CLA), i.e. USD $, 2,802,720 as per the 2017 audited financial statements.

"Exercise NAV" – shall mean the Total Shareholders' Equity, as recorded in the most recent audited financial statements of the Company reported by the Company prior to the notice of exercise.

It is agreed that the funds transferred pursuant to the CLA and the exercise of this Warrant shall not have any effect on the Exercise NAV and any such effect shall be disregarded.

"NI" – additional cash equity invested in the Company after the Closing Date (as defined in the CLA) and prior to the Exercise Date which was included in the most recent audited financial statements of the Company reported by the Company prior to the Notice of Exercise, provided that any changes in the Shareholders Equity due to other transactions which are not cash investments, i.e. changes due to merger, share swap, sale of assets etc. shall not be deducted under the NI.

EPR = (Exercise NAV – NI) / Closing NAV

And

EP= $0.27 X EPR (but not less than US$0.17).

It is hereby clarified that the Exercise Price may be reduced in the event of an Event of Default Special Penalty as described in the CLA.

3.             Term
This Warrant may be exercised, in whole or in part, during the period beginning on the Effective Date hereof and ending on the earlier of: (i) the Warrant Exercise Period; or (ii) an IPO (as such terms are defined in the CLA) (the "Warrant Term").

4.	Exercise of Warrant
This Warrant may be exercised in whole or in part on one or more occasions during the Warrant Term.  The Warrant may be exercised by delivery to the Company of a duly executed copy of the Notice of Exercise Form enclosed hereto as Annex A, with exercise date which shall be no earlier than 7 days from the date of receipt of notice by the Company.  No fractions of shares will be issued.  The number of Ordinary Shares issued shall be rounded to the nearest whole number.

Notwithstanding anything herein to the contrary (although the Holder may surrender the Warrant to, and receive a replacement Warrant from, the Company), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) business days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within three (3) business days of delivery of such notice.

a.
Exercise for Cash. This warrant may only be exercised for cash. To exercise for cash, the Notice of Exercise must be accompanied by payment in full of the amount of the aggregate Exercise Price of the Warrant Shares being purchased upon such exercise in immediately available funds (check or wire transfer).

b.
Issuance of Shares on Exercise. The Company agrees that the Warrant Shares so purchased shall be issued as soon as practicable thereafter, and that the Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full as required above.

c.	Conditional Exercise. In connection with a sale of all or substantially all of the Company’s assets or shares to, or the merger or consolidation of the Company with or into, another person or entity or the initial public offering of the Company’s shares, such exercise may be made conditional upon the completion of such transaction. The Company undertakes to provide prior written notice to the Holder of any such event detailing all relevant information at least thirty (30) days prior to such event subject to execution of a non-disclosure agreement with respect to any nonpublic information.

d.
Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, the Company shall, as soon as practicable thereafter instruct its transfer agent to issue and deliver to the Holder, a certificate or certificates (physical or electronic as requested by the Holder) for the number of Warrant Shares to which the Holder is entitled upon such exercise subject to the required legends, if any, relating to the securities laws and any restrictions thereunder or any legends required by agreement.

5.	Warrant Confers No Rights of Shareholder
Except as otherwise set forth in this Warrant, the Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise resulting in the purchase of any Warrant Shares.

6.             Adjustment of Warrant Price and Number of Warrant Shares
The number and kind of securities purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a.
Adjustment for Shares Splits and Combinations  If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the number of Ordinary Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the number of Ordinary Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased.  Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

b.
Reorganization, Mergers, Consolidations or Sales of Assets  If at any time from time to time there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and the Company’s Articles of Association with respect to the rights of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this Subsection and the Company’s Articles of Association (including adjustment of the number of shares of Ordinary Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

e.
Other Transactions.  If at any time the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall give the Holder written notice by registered or certified mail, postage prepaid, of the date of which such split-off, spin-off or the like shall take place.  Such notice shall be given at least 14 (fourteen) days prior to the action in question and not less than 14 (fourteen) days prior to the record date in respect thereto.

f.
General Protection.  The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, or impair the economic interest of the Holder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights and the economic interests of the Holder against impairment.

g.
Notice of Capital Changes.  If at any time the Company shall offer for subscription pro rata to the holders of Ordinary Shares any additional shares of any class, other rights or any equity security of any kind, or there shall be any capital reorganization or reclassification of the capital shares of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to another company or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, or other transaction described in this Section 6, then, in any one or more of said cases, the Company shall give the Holder written notice, by registered or certified mail, postage prepaid, of the date on which (i) a record shall be taken for such subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be.  Such notice shall also specify the date as of which the holders of record of Ordinary Shares shall participate in such subscription rights, or shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.  Such written notice shall be given at least thirty (30) days prior to the action in question and not less than thirty (30) days prior to the record date in respect thereto.

h.
Adjustment of Exercise Price.  Upon each adjustment in the number of Ordinary Shares purchasable hereunder, the Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Ordinary Shares purchasable hereunder shall be adjusted.

i.
Notice of Adjustments.  Whenever the Exercise Price or the number of Ordinary Shares purchasable hereunder shall be adjusted pursuant to Section 6 hereof, the Company shall prepare a certificate signed by the chief executive officer or the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Ordinary Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be sent to the Holder.

7.	Transferability.
This Warrant may be sold, transferred, assigned or hypothecated by the Holder in accordance with all applicable securities laws. The Holder shall provide written notice of any such transfer to the Company.

8.	Unregistered Security.
Each holder of this series of Warrants acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant and any Warrant Shares issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant and such Warrant Shares and registration or qualification of this Warrant and such Warrant Shares under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required.

9.	Shares Fully Paid.
The Company covenants and agrees that all Warrant Shares the Ordinary Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all liens and charges with respect to the issue thereof.  The Company will assure that such Warrant Shares and the Ordinary Shares to be issued as provided herein shall be issued without violation of any applicable law or regulation. The Company shall register under U.S. securities laws the shares issuable upon exercise hereof as set forth in the CLA;

10.	Replacement of Warrants.
Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11.	Mailing of Notices.
Any notice required or permitted pursuant hereto shall be made in accordance with the terms of the CLA.

12.	Tax Withholding.
If the Company is required to withhold tax at source in connection with the issuance of Warrant Shares upon exercise of the Warrant, then as a condition to the issuance of the Warrant Shares the Holder shall provide the Company with an appropriate tax withholding exemption or applicable tax payment.

13.	Applicable Law; Jurisdiction
This Warrant shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the competent court for Haifa district, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

14.	Headings
The heading of this Warrant have been inserted as a matter of convenience only and shall not have any other effect thereon.

Dated:          October 10, 2018
___________________________________________

By:          P.V. Nano Cell Ltd.
Name:     Fernando de la Vega
Title:      CEO

Confirmed and accepted:
__________________________
GTRIMG Investments Ltd. Name: ____________ Title: ____________ Date: ____________ Address:____________

Exhibit A
NOTICE OF EXERCISE

TO:          P.V. NANO CELL LTD.

(1)          The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of an exercise price equal to USD__________, together with all applicable transfer taxes, if any.

(2)          Payment shall take the form in lawful money of the United States;

(3)          Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned.

(4)          In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Ordinary Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Ordinary Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity:
___________________________________________________________________
Signature of Authorized Signatory of Investing Entity:
_________________________________________________
Name of Authorized Signatory:
___________________________________________________________________
Title of Authorized Signatory:
____________________________________________________________________

Date: _______________________________________________________________